UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM N-17f-2

               Certificate of Accounting or Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

1.       Investment Company Act File Number:       Date examination completed:

         811-04813                                 October 3, 2005

2.       State Identification Number:

         AL           AK           AZ            AR            CA            CO
         CT           DE           DC            FL            GA            HI
         ID           IL           IN            IA            KS            KY
         LA           ME           MD            MA            MI            MN
         MS           MO           MI            NE            NV            NH
         NJ           NM           NY            NC            ND            OH
         OK           OR           PA            RI            SC            SD
         TN           TX           UT            VT            VA            WA
         WV           WI           WY            PUERTO RICO
         Other (specify):

3. Exact name of investment company as specified in registration statement:

         Mellon Institutional Funds Investment Trust

4. Address of principal executive office: (number, street, city, state, zip code):

         Mellon Financial Center, One Boston Place, Boston, Massachusetts 02108

INSTRUCTIONS

The Form must be completed by investment companies that have custody of securities or similar investments

Investment Company

1.       All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examine securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Intermediate Tax Exempt Bond Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period from October 1, 2003 (date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Count and inspection of all securities located in the vault of Mellon Securities Trust Corp. in New York, without prior notice to management;
- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institution, without prior notice to management;
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to security purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon International Fixed Income Fund II's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period January 1, 2004 (date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company, the Federal Reserve Bank of Boston, Euroclear Bank S.A., and Development Bank of Singapore in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon International Fixed Income Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales, for the period January 1, 2004 (date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company, the Federal Reserve Bank of Boston, Euroclear Bank S.A., National Australia Bank Melbourne, and Development Bank of Singapore in book entry form and test of reconciliations between the Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales, for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Investment Grade Bond Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales, for the period from January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company, the Federal Reserve Bank of Boston and Euroclear Bank S.A. in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Massachusetts Intermediate Tax Exempt Bond Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust (the "Fund"), compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institution, without prior notice to management;
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Opportunistic Emerging Markets Fund's (the "Fund"), a series of Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 24, 2004.

- Confirmation of all securities held by the Depository Trust Company, Euroclear Bank S.A. and BankBoston N.A. Buenos Aires in book entry form and test of reconciliations between the Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales, for the period from January 1, 2004 through August 23, 2004; and
-  Confirmation with the securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the report of controls placed in operations and tests of operating effectiveness, dated December 31, 2004, with respect to securities purchases and securities sales for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Opportunistic High Yield Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales, for the period January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and Euroclear Bank S.A. in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales, for the period from January 1, 2004 to August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Short Term Fixed Income Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales for the period from January 1, 2004 (the date of transfer of Securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the report of controls placed in operations and tests of operating effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Equity Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank, N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness, dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that Mellon Institutional Funds Investment Trust was in compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Investment Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Tax Sensitive Fund's (the "Fund"), a series of Mellon Institutional Funds Investment Trust, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Reports of Control Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Value Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institution, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Reports on Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Fixed Income Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period from January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Count and inspection of all securities located in the vault of Mellon Securities Trust Corp. in New York, without prior notice to management;
- Confirmation of all securities held by the Depository Trust Company, Euroclear Bank S.A., and Federal Reserve Bank of Boston in book entry form and test of reconciliations between the Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
- Confirmation of all securities out on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from January 1, 2004 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Global Fixed Income Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period from January 1, 2004 (date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company, the Federal Bank of Boston, Euroclear Bank S.A., National Australia Bank Melbourne, and Development Bank of Singapore in book entry form and test of reconciliations between the Mellon Bank N. A. 's (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from January 1 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon High Yield Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period from January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Count and inspection of all securities located in the vault of Mellon Securities Trust, Corp. in New York, without prior notice to management;
- Confirmation of all securities held by the Depository Trust Company and Euroclear Bank S.A., in book entry form and test of reconciliations between the Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation of all securities on loan with the securities lending agent;
-  Inspection of documentation for securities purchased but not received;
- Assessment of the Report of Controls Placed in Operation and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to security purchases and security sales for the period from January 1 to August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Standish-Mellon Short-Term Asset Reserve Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004 and, with respect to security purchases and sales, for the period from January 1, 2004 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from January 1, 2004 to August 24, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company International Core Equity Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales, for the period October 1, 2003 (the date of the transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Federal Reserve Bank of Boston; National Australia Bank Melbourne, National Nominees Ltd. Auckland, Bank Austria Creditanstalt AG Vienna, BNP Paribas Security Services in Brussels, BNP Paribas S.A. Paris, BNP Paribas S.A. Milan, Dresdner Bank Frankfurt, Euroclear Bank S.A., Banco Santander Central Hispano S.A., National Bank of Greece Athens, ABN AMRO Netherlands, Union Bank of Switzerland AG, Mellon Bank NA London, Bank of Ireland Dublin, The Hong Kong and Shanghai Banking Corp. Ltd. in Hong Kong; Hong Kong and Shanghai Bank, Tokyo; Development Bank of Singapore, Nordea Bank in Finland, Nordea Bank, Norway; and Scandinaviska Enskilda Banken, in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Report of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company International Small Cap Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company, Canadian Depository for Securities, National Australia Bank Melbourne, Bank Austria Creditanstalt AG Vienna, BNP Paribas Securities Services, Brussels, BNP Paribas S.A. Paris, BNP Paribas S.A. Milan, Dresdner Bank Frankfurt, Banco Santander Central Hispano S.A., National Bank of Greece Athens, ABN AMRO Netherlands, Millennium BCP, Union Bank of Switzerland AG, Mellon Bank NA London, Euroclear Bank S.A., Bank of Ireland Dublin, The Hong Kong and Shanghai Banking Corp. Ltd. in Hong Kong, Hong Kong and Shanghai Bank of Japan, Hong Kong and Shanghai Bank of Korea, Development Bank of Singapore, Nordea Bank in Finland, Nordea Bank in Norway and Scandinaviska Enskilda Banken in Denmark and Scandinaviska Enskilda Banken in Sweden in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales, for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Large Cap Core Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank, N.A.) through August 23, 2004).

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institutions, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales, for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Mellon Institutional Funds Master Portfolio

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Boston Company Small Cap Growth Portfolio's (the "Fund"), a series of Mellon Institutional Funds Master Portfolio, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 23, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 23, 2004, and with respect to agreement of security purchases and sales, for the period October 1, 2003 (the date of transfer of securities to Mellon Bank N.A.) through August 23, 2004.

- Confirmation of all securities held by the Depository Trust Company and the Federal Reserve Bank of Boston in book entry form and test of reconciliations between Mellon Bank N.A.'s (the "Custodian") omnibus accounts with such institution, without prior notice to management;
-  Confirmation with securities lending agent of all securities on loan;
-  Inspection of documentation for securities purchased but not yet received;
- Assessment of the Reports of Controls Placed in Operations and Tests of Operating Effectiveness dated December 31, 2003 and 2004 over the Custodian's operations; with respect to securities purchases and securities sales for the period from October 1, 2003 through August 23, 2004; and
- Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 3, 2005

    Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Investment Trust: Standish-Mellon International Fixed Income Fund, Standish-Mellon International Fixed Income Fund II, Standish-Mellon Investment Grade Bond Fund, Standish-Mellon Opportunistic Emerging Markets Fund, Standish-Mellon Opportunistic High Yield Fund and Standish-Mellon Short Term Fixed Income Fund (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 23, 2004 and from January 1, 2004 through August 23, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 and from January 1, 2004 through August 23, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Investment Trust


By:     /s/ PATRICK A. SHEPPARD
        -----------------------
        Patrick A. Sheppard

        President and Chief Executive Officer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005



By:     /s/ STEVEN M. ANDERSON
        ------------------------------------------------------
        Steven M. Anderson

        Vice President and Treasurer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005

    Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Investment Trust: Standish-Mellon Intermediate Tax Exempt Bond Fund, Standish-Mellon Massachusetts Intermediate Tax-Exempt Bond Fund, The Boston Company Small Cap Equity Fund and The Boston Company Small Cap Tax Sensitive Fund (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 23, 2004 and from October 1, 2003 through August 23, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 and from October 1, 2003 through August 23, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Investment Trust


By:     /s/ PATRICK A. SHEPPARD
        -----------------------
        Patrick A. Sheppard

        President and Chief Executive Officer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005



By:     /s/ STEVEN M. ANDERSON
        ------------------------------------------------------
        Steven M. Anderson

        Vice President and Treasurer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005

    Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Master Portfolio: The Boston Company International Core Equity Portfolio, The Boston Company International Small Cap Portfolio, The Boston Company Large Cap Core Portfolio, The Boston Company Small Cap Value Portfolio and The Boston Company Small Cap Growth Portfolio (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 23, 2004 and from October 1, 2003 through August 23, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 and from October 1, 2003 through August 23, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Master Portfolio


By:     /s/ PATRICK A. SHEPPARD
        -----------------------
        Patrick A. Sheppard

        President and Chief Executive Officer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005



By:     /s/ STEVEN M. ANDERSON
        ------------------------------------------------------
        Steven M. Anderson

        Vice President and Treasurer
        ------------------------------------------------------


        ------------------------------------------------------
        October 3, 2005

    Management Statement Regarding Compliance with Certain Provisions of the
                         Investment Company Act of 1940

We, as members of management of Mellon Institutional Asset Management on behalf of Mellon Institutional Funds Master Portfolio: Standish-Mellon Fixed Income Portfolio, Standish-Mellon Global Fixed Income Portfolio, Standish-Mellon High Yield Portfolio and Standish-Mellon Short Term Asset Reserve Portfolio (collectively, the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 23, 2004 and from January 1, 2004 through August 23, 2004.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 23, 2004 and from January 1, 2004 through August 23, 2004 with respect to securities reflected in the investment account of the Funds.


Mellon Institutional Funds Master Portfolio


By:     /s/ PATRICK A. SHEPPARD
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        Patrick A. Sheppard

        President and Chief Executive Officer
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        October 3, 2005



By:     /s/ STEVEN M. ANDERSON
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        Steven M. Anderson

        Vice President and Treasurer
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        October 3, 2005